Investor Letter Q4 2022 January 31, 2023 This Investor Letter contains forward-looking statements and non-GAAP financial measures, please see Appendix for additional information. Exhibit 99.2

2 2022 was a challenging year for our business, as we continued to experience the impact of macroeconomic headwinds, platform policy changes, and increased competition. Given this challenging operating environment, we’ve taken action to refocus our investments to support our three strategic priorities: growing our community and deepening their engagement with our products, accelerating and diversifying our revenue growth, and investing in the future of augmented reality. We are focused on the most important inputs that we can control: delivering engaging experiences to Snapchatters and improving business outcomes for our advertising partners. Despite the challenging operating environment, we made significant progress building our business in 2022. We continued to drive strong growth in our community, ending the year with 375 million daily active users (DAU) in Q4, an increase of 17% year-over-year. For the full year, we generated $4.6 billion of revenue, up 12% year- over-year, reflecting the rapid deceleration in digital advertising growth. We continued our path to sustainable profitability by generating $378 million of adjusted EBITDA in 2022, achieving our third consecutive year of positive adjusted EBITDA. We also generated $55 million of free cash flow in 2022, achieving our second consecutive year of positive free cash flow. In Q4, we made progress across our three strategic priorities. We continued to grow our community and extend our reach in our priority markets. Today, we reach more than 75% of 13- to 34-year-olds in more than 20 countries, with these countries representing over 50% of global digital advertising spend. While we continued to face significant headwinds to our revenue growth in the quarter, we are optimistic about the improvements we are making to our direct response advertising platform and the early progress we have made improving return on advertising spend (ROAS) for our advertising partners. We believe that improving returns on advertising investments will enable us to continue to increase our share of wallet in this highly competitive environment. We are also working to deepen engagement with our content platform to expand our overall content monetization opportunity, and we continued to diversify our revenue through our subscription service, Snapchat+, which grew to more than 2 million subscribers in the quarter. In Q4, we launched new features for Snapchat+ subscribers, including Custom Story Expiration, Custom Notification Sounds, Camera Color Borders, and Bitmoji Backgrounds. While it is still early, we are focused on improving our subscription funnel from awareness to conversion and providing more value to subscribers with new feature drops. We are also investing in our augmented reality (AR) platform, making significant progress building a differentiated AR offering that provides significant value to our community, developers, and businesses. In December, at our Lens Fest event for AR creators and developers, we shared that our AR ecosystem continues to grow and now reaches over 300,000 AR creators and developers who have built more than 3 million AR Lenses. We added new features and capabilities to Lens Studio, our AR development software, which are enabling richer and more immersive AR experiences and helping deepen engagement with AR.

DAILY ACTIVE USERS Our community grew 17% year-over-year to reach 375 million DAU. 3 As we begin 2023, we remain focused on accelerating our revenue growth. Despite a challenging macroeconomic environment, we believe that we have a clear path to generating meaningful adjusted EBITDA profitability and positive free cash flow even at low rates of revenue growth. We have made significant progress in this area, focusing our investments to fully fund our strategic priorities to realize the long-term potential for our business. Community Growth Our focus on designing innovative products and services that enhance relationships with friends, family, and the world continues to drive the growth of our global community. DAU increased quarter-over-quarter and year-over-year in each of the North America, Europe, and Rest of World regions. In Q4, we reached 375 million DAU, an increase of 17% year-over-year. DAU in North America grew by 3 million year-over-year to reach over 100 million, and DAU in Europe grew by 10 million year-over-year to reach 92 million. In Rest of World, where we see significant long-term potential for community growth, we continued to grow at elevated rates, with DAU growing 43 million year-over- year to reach 183 million. Despite the challenging operating environment, our team continues to innovate rapidly in ways that support the growth of our community. For example, in Q4, we released Communities for campuses to expand our content offering, onboarded several new media partners, and launched new Snapchat+ features, all of which helped drive engagement across our service. In Q4, overall time spent watching content globally grew on a year-over-year basis, driven primarily by growth in total time spent watching Creator Stories, Partnered Content, and Spotlight. Time spent watching Friend Stories globally continued to be a headwind, partially offsetting total content time spent growth, as Snapchatters’ depth of engagement with Friend Stories decreased year-over-year in Q4. SNAP INC. | Q4 2022 | INVESTOR LETTER

SPOTLIGHT



Spotlight
Trying to figure out why I'm still single
461
1.2M
Tyler Joseph Ellis
213
#dating
#math
#memes

Over 100%

year-over-year growth in total time spent viewing Spotlight in Q4.

From a reach perspective, the number of Snapchatters that engage with content grew in total, as well as for each category of content, including growth in the number of viewers of Friend Stories. This growth in viewership is a key component of monetization, given the value of incremental reach it brings to advertisers.

With the reach of our content business growing quarter-over-quarter and year-over-year across a broad set of content types, we are focused on building depth of engagement across our content business. We are investing across five key initiatives to deliver on this goal. The first initiative is designed to increase engagement with Friend Stories by leveraging improved ranking and personalization to show the most relevant Stories to friends at the right time, as well as providing new tools to make it easier for Snapchatters to post to their Story, which we believe will deliver an improved Snapchatter experience.

The second key area of focus is doubling down on the progress we are making with Spotlight. Total time spent watching Spotlight content grew over 100% year-over-year, and Spotlight monthly active users grew more than 30% year-over-year in Q4. We're excited about the potential for Spotlight to deliver increased depth of engagement to our platform over the long term. Spotlight provides the opportunity for creators to expand distribution, drive subscriptions, and get rewarded for their content. As a result, daily Spotlight submissions are up nearly 20% year-over-year in Q4. We are also excited about the monetization opportunity for Spotlight and continue to expand our advertising testing to optimize the advertising experience within Spotlight for our community and advertising partners.

The third key initiative to increase depth of engagement is to drive growth in our creator ecosystem by supporting the creator community with content creation tools that help them reach millions of Snapchatters. In addition to the Spotlight opportunity highlighted above, Snapchat offers a variety of ways for creators to build their businesses, including monetization opportunities such

4

UFC


UFC Pulse
S38 • E11
UFC
View Profile

We've expanded our partnerships in a number of key markets, such as with Groupe M6 in France, BBC Studios in the UK, G+J Medien (RTL) in Germany, and Totem Global in Australia. In the US, we renewed our partnerships with UFC and The Washington Post.

as the Creator Marketplace, Spotlight Challenges, the 523 Black Creator Accelerator, our Sounds Creator Fund, and mid-roll ad revenue opportunities.

Fourth, we recently launched Communities, which allow students with a verified .edu email address to add to a shared Campus Story within a college Community profile that is only visible to group members. This effort is an example of our continued innovation on our Stories platform, and we are excited about the early results. We've now onboarded 1,400 colleges in the US, with plans to expand Communities to more universities around the world.

Finally, we continued to onboard new media partners to expand the selection and localization of our content and deliver a rich content experience to Snapchatters. Our partners offer Snapchatters ways to be entertained, stay informed, and learn about the world around them. Moving forward, we'll be referring to Discover as Partnered Content to pave the way for this content to appear in more places across our service, such as Spotlight and Stories. Over 60 million Snapchatters watched World Cup Stories content on Snapchat enabled through our broadcast partnerships with beIN SPORTS in Qatar and France, ITV in the UK, MediaPro in Spain, and Bell in Canada, among others. We expanded our partnerships in a number of key markets, such as with Groupe M6 in France, BBC Studios in the UK, G+J Medien (RTL) in Germany, and Totem Global in Australia. In the US, we renewed our partnerships with UFC and The Washington Post. Our media partners continue to benefit from reaching our unique audience, with 17 content partners reaching over 50 million global viewers each in Q4.

While our content teams have been focused on driving engagement, our Snap Map team has continued to innovate on behalf of our community. The Snap Map helps our community stay connected with their closest friends and family, explore destinations near them, and see the world through the eyes of other Snapchatters. While traditional maps are designed for cars,

5

SNAP MAP: PLACES


New York City
New York University
63 °F • 8:45 AM
Sunny Café
Popular with Friends
SOHO
Wise Cafe
Broome St
Grand St
Kelly Park
Canal St
The Admiral
Popular with Friends
Abbi's Pizza
Popular with Friends
NEW Discover Places!
My Bitmoji
Places
Friends

In Q4, Snapchatters opened Places on the Map **more than twice as much** as in Q4 of last year.

the Snap Map represents the next generation of mapping — contextual maps built for people. Our community loves the Map, and over 300 million Snapchatters use it monthly[1]. In the past few quarters, we've invested in new features that make it easier to discover interesting places nearby, such as local restaurants and concerts, based on what we know about each Snapchatter and what their friends might be interested in. In Q4, Snapchatters opened Places on the Map more than twice as much as in Q4 2021. We believe that deepening engagement around Places will increase our monetization opportunity by building organic engagement around businesses with a physical location, which is a precursor to sponsored engagement.

Revenue Growth

Over the past year, we've noted a number of factors that have impacted our revenue growth, including macroeconomic headwinds, platform policy changes, and increased competition. These challenges persisted throughout Q4 and combined to create a difficult operating environment. Overall, revenue generation in Q4 materialized largely as expected, with revenue growth flat year-over-year. This was driven by an 11% year-over-year decline in our brand-oriented business, while our direct response business performed relatively better, growing 4% year-over-year as we continue to make progress on measurement, optimization, and deeper technical integrations for our advertising partners.

Despite the challenging macroeconomic environment, the number of advertisers spending on our platform was up year-over-year in Q4, as advertisers seek to reach our unique audience at scale. While these challenges have mostly impacted our brand-oriented business, we are seeing certain advertiser verticals perform relatively better than others, particularly where we have been able to collaborate with our advertising partners on deeper integrations, and where advertisers have adopted our privacy-centric attribution and measurement solutions. Verticals where we have made the most early progress include apparel, retail, e-commerce, restaurants, and travel, all of which grew year-over-year in Q4.

6

In Q4, we enabled access to CAPI through four new third- party partners, such as Segment and Tealium, bringing the total number of partners to twelve. 7 Direct response advertising is critical to the way many companies grow their businesses, as it is one of the most performant and measurable forms of advertising. We have made progress updating and improving our ad platform over the past year, across three key areas: investing in observability and measurement, improving engagement and conversion quality, and increasing the volume of high-quality engagements and conversions. In terms of observability and measurement, we are focused on investing in tools and solutions that allow advertisers to share conversion data in a privacy-safe manner. This includes enabling and improving a portfolio of first- and third-party signal ingestion tools, such as Conversions API (CAPI), SKAN, and Pixel, as well as measurement solutions like Data Clean Rooms (DCR), Multi-Party Computation (MPC), and our first-party Advanced Conversions solution. For example, in Q4, we enabled access to CAPI through four new third-party partners, such as Segment and Tealium, bringing the total number of partners to twelve. This has allowed advertisers to enable CAPI and see some early positive results. Additionally, we are working to improve our internal analytics to better understand how advertisers perceive performance and the quality of our signals. We are working to enhance the quality of engagement and conversions. This includes updating our machine-learning models and algorithms to prioritize click-through conversions, as well as unifying the design of our organic and sponsored content to deliver an improved and consistent experience for Snapchatters. These changes will enable advertisers to achieve better last-click conversion performance and stronger incremental and lifetime value conversions. We are also working closely with advertisers to identify and address any challenges they may be facing and adapting our offerings to meet their performance and ROAS goals. Lastly, we are working to increase the volume of measurable conversions through improved relevance, targeting, and machine- learning optimizations. We will be using the signals we gain

ZALANDO


08:16
Zalando
Apparel / Fashion
DE
a space for inspiration and kind conversation
zalando.de
Subscribe
Shop
Stories
Lenses
Popular
zalando
zalando
zalando
Zign
Even and Odd
YOURTURN

46%
lower cost per order for AR try-on Lenses

16%
lower cost per order for AR beauty Lenses

from improved observability and measurement of high-intent conversions to identify users' intent and continually improve our machine-learning algorithm, which will enable us to create a better and more relevant experience for Snapchatters. We believe these investments will deliver stronger ROAS and performance for our advertisers, allow us to use our inventory more efficiently, and most importantly, deliver more relevant ads to our community.

We continue to make improvements to our ad products and backend optimization, which have increased the scale at which we're able to deliver results for advertisers. Today, we are helping advertisers automate their campaigns through ad products like Dynamic Ads, which automates ad creation by leveraging an advertiser's full catalog to show consumers personalized ads. We also offer Multi-Format Delivery (MFD), which uses a combination of Snapchat ad formats, across video and AR, to automatically optimize against one campaign objective. For example, with the launch campaign for their Air Max Flyknit, Nike tested whether it was better to include a Lens in MFD or run the Lens outside of the MFD ad set. The Lens within MFD drove an +18 point increase in ad awareness and a +7 point increase in action intent.

Immersive AR experiences are a key differentiator that we offer advertisers, and we have significant momentum in this space. Through AR, advertisers are able to engage with our community in a unique and memorable way and achieve strong business results. For example, Zalando, one of Europe's online fashion leaders, leaned into Snap's entire product offering in Q4, across Snap Ads, Dynamic Ads, AR ads, and more. AR Shopping was a particularly large success: Zalando's 3D AR try-on Lenses achieved a 46% lower cost per order than their non-AR campaigns on Snap, and their AR beauty Lenses achieved a 16% lower cost per order than their non-AR campaigns on Snapchat. We are also focused on making AR simple and scalable for marketers. For example, we partnered with Amazon Fashion to bring new AR try-on experiences to millions of Snapchatters.

8

We partnered with Amazon Fashion to bring new AR try-on experiences to millions of Snapchatters. Using Amazon Fashion Lenses, Snapchatters were able to digitally try on and shop thousands of eyewear styles and seamlessly link out to Amazon to purchase. 9SNAP INC. | Q4 2022 | INVESTOR LETTER Using Amazon Fashion Lenses, Snapchatters were able to digitally try on and shop thousands of eyewear styles and seamlessly link out to Amazon to purchase. Advertisers are also seeing higher ROAS in multi-product campaigns that include both video ads and sponsored AR. AR is a force multiplier for advertisers, and campaigns that add AR to their marketing mix increase the performance and reach of their campaigns. For example, Lionsgate's “Prey for the Devil” campaign included AR Lens, Snap Ads, Commercials and Story Ads. It delivered full funnel lifts, including a +16 point lift in ad awareness, +15 point lift in brand awareness, and a +5 point lift in action intent, with Multi-Product exposures delivering a +21 point lift in ad and brand awareness, and +6 point lift in action intent. Many of our recent improvements to our direct response performance offering utilize our inventory more efficiently by delivering conversions with fewer impressions. Over the long term, we believe these outcomes are positive for the health of our advertising business and for the ROAS of our advertising partners. In the very near term, however, it will take time for these improvements to translate into improved topline growth. For example, as we utilize our inventory more efficiently, this frees up impression supply, which is then made available in our auction, but it may take time for this supply to then be absorbed and fully monetized. Similarly, as we improve the efficiency of our advertising platform, it can take time for this to become evident to advertisers and for them to raise their willingness to pay in the auction to reflect the improved performance. In the very near term, we expect to accelerate the pace of improvements in our DR ad products, which is likely to continue to be disruptive to the advertiser experience and topline growth, especially absent growth in aggregate demand to increase auction density. Over the long term, we believe that delivering higher return on advertising spend and utilizing our inventory more efficiently are critical inputs to gaining share of wallet, accelerating revenue growth, and realizing the full ARPU potential of our business.

WORLD CUP In Q4, over 285 million Snapchatters engaged with AR on Snapchat for the World Cup. 10 Augmented Reality We believe that the camera represents our greatest opportunity to improve the way people live and communicate. Over the last decade, we have made significant advances in our AR software and hardware that have enabled the sophisticated AR platform we have today. Over 250 million Snapchatters engage with augmented reality every day, on average, and we are investing rapidly and thoughtfully in the future of AR to further expand our leadership position. Lens Studio — our free public AR creation software that anybody can use to build unique and innovative AR experiences — has powered the growth of our AR creator ecosystem. We have a community of over 300,000 AR creators and developers, who have built more than 3 million AR Lenses. In our latest Lens Studio release, we unveiled several new features including garment, earring, and wristwear try-on. This new garment try-on technology was used by Snapchatters during the World Cup through AR Lenses for various National Teams. These Lenses leveraged our leading AR machine- learning technology and enabled Snapchatters to express their fandom by wearing official team jerseys that move as they do, creating a highly realistic visual experience. In Q4, over 285 million Snapchatters engaged with AR on Snapchat for the World Cup. We continue to grow our AR platform’s presence outside of Snapchat through Camera Kit. For example, we expanded our AR integration and partnership with Flip, Microsoft’s video-sharing platform, through our new Camera Kit webAR integration that enables Flip’s community to leverage AR Lenses on the web. In addition, we launched a new Camera Kit integration with H&M, enabling an AR try-on experience for their collection of immersive AR fashion, co-designed by H&M and the Institute of Digital Fashion.

REVENUE ($) Q4 ‘21 1,298M Q4 ‘22 1,300M GAAP GROSS MARGIN ($) Q4 ‘21 849M Q4 ‘22 818M ADJUSTED GROSS MARGIN ($)3 64% +3ppt Adjusted Gross Margin Adjusted Gross Margin Expansion Q4 ‘21 856M Q4 ‘22 832M 11 Financials Q4 revenue was $1.3 billion, flat year-over-year and up 2% year- over-year on a constant currency basis2. The quarter materialized largely as expected, with weaker demand from our brand- oriented advertising business, which declined 11% year-over-year, while our DR business performed relatively better, up 4% year- over-year. Weaker demand for brand-oriented advertising was most apparent in the period between Thanksgiving and the end of Q4, where we have historically observed peak demand for brand advertising products. In Q4, global impression volume grew by 8% year-over- year reflecting growth in the global community, as well as our investments in revenue share for mid-roll ads in Creator Stories that opened up additional inventory and contributed to impression growth. We observed a year-over-year decline in global eCPM of 9%, which reflects the impact of growing impressions in a relatively weak demand environment. In particular, weaker demand from brand advertisers, who typically contribute to auction density and higher eCPM during the holiday period, contributed to the decline in eCPM. We are on track to realize the full $500 million in cost reductions we committed to deliver as part of our strategic reprioritization by Q1 2023. The vast majority of the cost reductions initiatives have now been implemented. However, we continued to wind down certain operations throughout Q4, so we will see the full benefit of the cost reductions in Q1 as expected. Adjusted gross margin was 64% in Q4, up 3 percentage points quarter-over-quarter on higher revenue, but down 2 percentage points year-over-year. This was due in part to revenue growing slower than DAU, as well as investments we have made to support revenue sharing on Creator Stories as part of the initiatives noted above to drive depth of engagement and expand our ARPU opportunity. We delivered infrastructure cost per DAU of $0.57 in Q4, which is the lowest measure for this metric that

ADJUSTED OPERATING EXPENSES ($)4 Q4 ‘21 530M Q4 ‘22 599M GAAP OPERATING EXPENSES ($) Q4 ‘21 874M Q4 ‘22 1,106M ADJUSTED EBITDA ($)5 Q4 ‘21 327M Q4 ‘22 233M GAAP NET INCOME ($) Q4 ‘21 23M Q4 ‘22 -288M 12 we have reported as a public company. Infrastructure costs per DAU in Q4 benefited from several one-time service credits and, absent those credits, infrastructure cost per DAU would have been flat quarter-over-quarter, at $0.58 per DAU and down 13% year-over-year. The improvement in infrastructure cost per DAU compared to the prior year primarily reflects a combination of lower pricing as well as unit cost efficiencies we have achieved by utilizing cloud resources more efficiently. We believe the progress we have made in driving down our unit costs over time provides validation for our asset-light infrastructure model, which has in turn enabled us to hold CapEx investment at approximately 3% of revenue in 2022. Adjusted operating expenses were $599 million in Q4, up 13% year-over-year, but down $12 million or 2% quarter-over-quarter as we continued to realize the benefits of our reprioritization in Q4. Total employee-related costs were up 9% year-over-year, primarily driven by year-over-year growth in average headcount and annual salary adjustments. On a quarter-over-quarter basis, employee-related costs were down 8%, and Q4 headcount ended at 5,288, down approximately 20% from our peak headcount in mid-Q3 of 2022. Adjusted EBITDA was $233 million in Q4, marking an improvement over the prior quarter, but down from $327 million in Q4 of the prior year. Adjusted EBITDA was better than our expectation entering the quarter of approximately $200 million on flat revenue growth year-over-year, due primarily to better- than-expected adjusted gross margin and adjusted operating expenses that were as expected. Net loss was $288 million in Q4, compared to net income of $23 million in Q4 of the prior year. This $311 million change largely reflects $134 million higher stock-based compensation (SBC), the flow-through of the $94 million decline in adjusted EBITDA, unfavorable investment impacts of $87 million, and $34 million

OPERATING CASH FLOW ($) Q4 ‘21 186M Q4 ‘22 125M We completed our second stock repurchase program of $500 million to protect shareholder value from the impact of dilution. CASH, CASH EQUIVALENTS, AND MARKETABLE SECURITIES ($) Q4 ‘21 3,693M Q4 ‘22 3,939M FREE CASH FLOW ($)6 Q4 ‘21 161M Q4 ‘22 78M 13 in transition costs associated with our reprioritization efforts. These impacts were partially offset by $26 million net higher interest income and lower income tax expense of $9 million. GAAP stock-based compensation (SBC) expenses of $451 million in Q4 reflects a combination of legacy equity grants priced as high as $70 per share, as well as more recent grants priced closer to current market value. GAAP SBC costs are expensed based on the grant date fair value of the underlying shares and therefore are much higher than both the market value of the shares as they vested in Q4, as well as the target equity compensation of our team members. The market value of the shares as they vested to our team in Q4, based on our weighted average share price of $9.70 in Q4, was $210 million. This $210 million market value was much closer to our team’s target compensation for Q4 than the GAAP expense, and is a better representation of the amount it would cost to offset this expense through stock repurchases. We completed our second stock repurchase program in Q4, repurchasing approximately 3.4% of our common shares outstanding as of December 31, 2022, at a total cost of $500 million, excluding fees. As a result, our share count remained approximately flat year-over-year as we nearly fully offset the impact of all sources of dilution over the past year. We continue to view SBC as a critical input to building an ownership-oriented culture. We have managed our balance sheet carefully and conservatively over the past several years and are fortunate to be in a position where we can responsibly deploy capital to offset the impact of dilution to protect the long-term returns of our shareholders. Free cash flow was $78 million in Q4, while full-year free cash flow was $55 million. Operating cash flow was $125 million, while full-year operating cash flow was $185 million. We ended Q4 with $3.9 billion in cash and marketable securities on hand,

We generated $4.6 billion of revenue in 2022. We generated $185 million in operating cash flow and $55 million of free cash flow in 2022, achieving our second consecutive year of positive operating cash flow and positive free cash flow. We ended the year with $3.9 billion in cash. 14 up from $3.7 billion one year ago, as cash flow from operations and the proceeds of convertible notes issued over the past year more than offset the cost of our recent stock repurchase program. For the full year, we generated $4.6 billion of revenue, up 12% year- over-year, reflecting the rapid deceleration in digital advertising growth. We continued our path to sustainable profitability by generating $378 million of adjusted EBITDA in 2022, achieving our third consecutive year of positive adjusted EBITDA. We also generated $55 million of free cash flow in 2022, achieving our second consecutive year of positive free cash flow. 2022 brought significant challenges for our business, but we have emerged with a highly engaged and growing community, a more focused cost structure, a clear path to deliver sustained adjusted EBITDA profitability and positive free cash flow on lower growth, with a strong balance sheet supported by $3.9 billion in cash and marketable securities, $3.7 billion in debt, with no debt maturing prior to 2025, and a weighted average maturity more than four years out. We begin 2023 focused on executing against our three strategic priorities of growing our community and deepening their engagement with our products, accelerating and diversifying our revenue growth, and investing in the future of augmented reality. We look forward to sharing more about our progress and plans at our upcoming Investor Day on February 16, 2023, at our offices in Santa Monica and streamed live on our Investor Relations website. As we look forward to Q1, we expect to continue to deliver strong growth in our global community and, as a result, we anticipate DAU will be between 382 and 384 million in Q1 2023. On the monetization side, we anticipate that the operating environment will remain challenging, as we expect the headwinds we have faced over the past year to persist throughout Q1. In addition, we expect to introduce a number of new improvements and optimizations to our DR platform that we believe will drive improvement for our partners and our business over time, but that may be disruptive to auction dynamics in the near term, especially given the weak demand environment, as discussed in more detail

15 1. We define a Map Active User as a registered Snapchat user who opens the map at least once during the period of interest. Prior to June 2022, we reported Map Active Users using a different methodology. As a result, Map Active Users are not comparable to those in prior periods. 2. Constant currency revenue is a non-GAAP measure, which we define as GAAP revenue in the current period translated using the prior period average monthly exchange rates for revenue transactions in currencies other than the U.S. dollar. The constant currency revenue percentage change is determined using current period constant currency revenue and prior period GAAP revenue. 3. Adjusted gross margin is a non-GAAP measure, which we define as GAAP revenue less adjusted cost of revenue divided by GAAP revenue. Adjusted cost of revenue is a non-GAAP measure and excludes stock-based compensation expense, payroll and other tax expense related to stock-based compensation, depreciation and amortization, and certain other non- cash or non-recurring items impacting net income (loss) from time to time of $13 million and $8 million for the three months ended December 31, 2022 and 2021, respectively. 4. Adjusted operating expenses is a non-GAAP measure and excludes stock-based compensation expense, payroll and other tax expense related to stock-based compensation, depreciation and amortization, and certain other non-cash or non-recurring items impacting net income (loss) from time to time of $507 million and $344 million for the three months ended December 31, 2022 and 2021, respectively. 5. Adjusted EBITDA is a non-GAAP measure, which we define as net income (loss), excluding interest income; interest expense; other income (expense), net; income tax benefit (expense); depreciation and amortization; stock-based compensation expense; payroll and other tax expense related to stock-based compensation; and certain other non-cash or non-recurring items impacting net income (loss) from time to time. See Appendix for reconciliation of net loss to Adjusted EBITDA. 6. Free Cash Flow is a non-GAAP measure, which we define as net cash provided by (used in) operating activities, reduced by purchases of property and equipment. See Appendix for reconciliation of net cash provided by (used in) operating activities to Free Cash Flow. above. As a result, we’ve observed a year-over-year decline in revenue of approximately 7% quarter-to-date. Our internal forecast assumes revenue will be between -10% to -2% year-over- year in Q1. Given the work we have completed to reprioritize our cash cost structure, we believe we have a path to adjusted EBITDA breakeven in Q1.

Appendix

17 This letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this letter, including statements regarding guidance, our future results of operations or financial condition, our future stock repurchase programs or stock dividends, business strategy and plans, user growth and engagement, product initiatives, objectives of management for future operations, and advertiser and partner offerings, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “going to,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. We caution you that the foregoing may not include all of the forward-looking statements made in this letter. You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this letter primarily on our current expectations and projections about future events and trends, including our financial outlook, macroeconomic uncertainty, geo-political conflicts, and the COVID-19 pandemic, that we believe may continue to affect our business, financial condition, results of operations, and prospects. These forward-looking statements are subject to risks and uncertainties related to: our financial performance; our ability to attain and sustain profitability; our ability to generate and sustain positive cash flow; our ability to attract and retain users, publishers, and advertisers; competition and new market entrants; managing our growth and future expenses; compliance with new laws, regulations, and executive actions; our ability to maintain, protect, and enhance our intellectual property; our ability to succeed in existing and new market segments; our ability to attract and retain qualified team members and key personnel; our ability to repay outstanding debt; future acquisitions, divestitures or investments; and the potential adverse impact of climate change, natural disasters, health epidemics, macroeconomic conditions, and war or other armed conflict, as well as risks, uncertainties, and other factors described in “Risk Factors” and elsewhere in our most recent periodic report filed with the U.S. Securities and Exchange Commission, or SEC, which is available on the SEC’s website at www.sec.gov. Additional information will be made available in Snap Inc.’s periodic report that will be filed with the SEC for the period covered by this letter and other filings that we make from time to time with the SEC. In addition, any forward-looking statements contained in this letter are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of this letter or to reflect new information or the occurrence of unanticipated events, including future developments related to geo-political conflicts, the COVID-19 pandemic, and macroeconomic conditions, except as required by law. . Forward Looking Statements

18 To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use certain non-GAAP financial measures, as described below, to understand and evaluate our core operating performance. These non-GAAP financial measures, which may be different than similarly titled measures used by other companies, are presented to enhance investors’ overall understanding of our financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. We use the non- GAAP financial measure of Free Cash Flow, which is defined as net cash provided by (used in) operating activities, reduced by purchases of property and equipment. We believe Free Cash Flow is an important liquidity measure of the cash that is available, after capital expenditures, for operational expenses and investment in our business and is a key financial indicator used by management. Additionally, we believe that Free Cash Flow is an important measure since we use third-party infrastructure partners to host our services and therefore we do not incur significant capital expenditures to support revenue generating activities. Free Cash Flow is useful to investors as a liquidity measure because it measures our ability to generate or use cash. Once our business needs and obligations are met, cash can be used to maintain a strong balance sheet and invest in future growth. We use the non-GAAP financial measure of Adjusted EBITDA, which is defined as net income (loss); excluding interest income; interest expense; other income (expense), net; income tax benefit (expense); depreciation and amortization; stock-based compensation expense; payroll and other tax expense related to stock-based compensation; and certain other non-cash or non-recurring items impacting net income (loss) from time to time. We believe that Adjusted EBITDA helps identify underlying trends in our business that could otherwise be masked by the effect of the expenses that we exclude in Adjusted EBITDA. We use the non-GAAP financial measure of non-GAAP net income (loss), which is defined as net income (loss); excluding amortization of intangible assets; stock-based compensation expense; payroll and other tax expense related to stock-based compensation; certain other non-cash or non-recurring items impacting net income (loss) from time to time; and related income tax adjustments. Non-GAAP net income (loss) and weighted average diluted shares are then used to calculate nonGAAP diluted net income (loss) per share. Similar to Adjusted EBITDA, we believe these measures help identify underlying trends in our business that could otherwise be masked by the effect of the expenses we exclude in the measure. We believe that these non-GAAP financial measures provide useful information about our financial performance, enhance the overall understanding of our past performance and future prospects, and allow for greater transparency with respect to key metrics used by our management for financial and operational decision-making. We are presenting these non- GAAP measures to assist investors in seeing our financial performance through the eyes of management, and because we believe that these measures provide an additional tool for investors to use in comparing our core financial performance over multiple periods with other companies in our industry. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure, please see “Reconciliation of GAAP to Non-GAAP Financial Measures” included as an Appendix to this letter. Snap Inc., “Snapchat,” and our other registered and common law trade names, trademarks, and service marks are the property of Snap Inc. or our subsidiaries. Non-GAAP Financial Measures

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, unaudited)

	Three Months Ended				
Adjusted EBITDA reconciliation:	**12/31/22**	**9/30/22**	**6/30/22**	**3/31/22**	**12/31/21**
Net income (loss)	$(288,460)	$(359,502)	$(422,067)	$(359,624)	$22,550
Add (deduct):					
Interest income	(28,698)	(18,445)	(8,331)	(3,123)	(1,554)
Interest expense	5,312	5,425	5,549	5,173	4,050
Other (income) expense, net	20,043	(71,961)	16,910	77,537	(63,204)
Income tax (benefit) expense	4,206	9,241	6,999	8,510	13,031
Depreciation and amortization	34,975	34,068	79,291	38,100	34,863
Stock-based compensation expense	446,339	312,690	318,810	275,444	297,564
Payroll and other tax expense related to stock-based compensation	5,172	6,561	10,029	22,451	19,493
Restructuring charges[1]	34,386	154,563	--	--	--
Adjusted EBITDA[2]	**$233,275**	**$72,640**	**$7,190**	**$64,468**	**$326,793**

	Three Months Ended				
Free Cash Flow reconciliation:	**12/31/22**	**9/30/22**	**6/30/22**	**3/31/22**	**12/31/21**
Net cash provided by (used in) operating activities	$125,291	$55,945	$(124,081)	$127,459	$185,528
Less:					
Purchases of property and equipment	(46,925)	(37,836)	(23,370)	(21,175)	(24,565)
Free Cash Flow[3]	**$78,366**	**$18,109**	**$(147,451)**	**$106,284**	**$160,963**

1. Restructuring charges were composed primarily of severance and related charges of $6 million and $91 million for the three months ended December 31, 2022 and September 30, 2022, respectively, stock-based compensation expense, lease exit and related charges, impairment charges, contract termination charges, and intangible asset amortization. These charges are non-recurring and not reflective of underlying trends in our business.

2. Adjusted EBITDA is a non-GAAP measure, which we define as net income (loss), excluding interest income; interest expense; other income (expense), net; income tax benefit (expense); depreciation and amortization; stock-based compensation expense; payroll and other tax expense related to stock-based compensation; and certain other non-cash or non-recurring items impacting net income (loss) from time to time.

3. Free Cash Flow is a non-GAAP measure, which we define as net cash provided by (used in) operating activities, reduced by purchases of property and equipment.

SNAP INC. | Q4 2022 | INVESTOR LETTER

19

20SNAP INC. | Q4 2022 | INVESTOR LETTER Years Ended Adjusted EBITDA reconciliation: 2022 2021 Net income (loss) $(1,429,653) $(487,955) Add (deduct): Interest income (58,597) (5,199) Interest expense 21,459 17,676 Other (income) expense, net 42,529 (240,175) Income tax (benefit) expense 28,956 13,584 Depreciation and amortization 186,434 119,141 Stock-based compensation expense 1,353,283 1,092,135 Payroll and other tax expense related to stock-based compensation 44,213 107,479 Restructuring charges1 188,949 -- Adjusted EBITDA2 $377,573 $616,686 Years Ended Free Cash Flow reconciliation: 2022 2021 Net cash provided by (used in) operating activities $184,614 $292,880 Less: Purchases of property and equipment (129,306) (69,875) Free Cash Flow3 $55,308 $223,005 Reconciliation of GAAP to Non-GAAP Financial Measures (In thousands, unaudited) 1. Restructuring charges in 2022 were composed primarily of severance and related charges of $97 million, stock-based compensation expense, lease exit and related charges, impairment charges, contract termination charges, and intangible asset amortization. These charges are non-recurring and not reflective of underlying trends in our business. 2. Adjusted EBITDA is a non-GAAP measure, which we define as net income (loss), excluding interest income; interest expense; other income (expense), net; income tax benefit (expense); depreciation and amortization; stock-based compensation expense; payroll and other tax expense related to stock-based compensation; and certain other non-cash or non-recurring items impacting net income (loss) from time to time. 3. Free Cash Flow is a non-GAAP measure, which we define as net cash provided by (used in) operating activities, reduced by purchases of property and equipment.